EXHIBIT 10.1

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (“Agreement”) dated as of July 31, 2018, by and between Sered North River, LLC, a Florida limited liability company (“Owner”), and Diverse Development Group, Inc., a Delaware corporation (“Manager”).

W I T N E S S E T H:

WHEREAS, Owner owns and operates, and has the right to collect rents from and manage, certain properties and desires to engage Manager to manage and operate the same to the extent hereinafter specified.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

ARTICLE 1.

PROPERTY

This Agreement relates to the property or properties described on Schedule A, attached hereto and incorporated by reference (the “Property”). In absence of an amendment in writing between the parties to this Agreement, no other tract or parcel of real property or the improvements thereon shall be subject to the terms of this Agreement.

ARTICLE 2.

COMMENCEMENT DATE

Manager’s duties and responsibilities under this Agreement shall begin as of August 1, 2018, and shall continue until this Agreement is terminated in accordance with the provisions set forth herein.

ARTICLE 3.

MANAGER’S RESPONSIBILITIES

3.1 Management. To the extent herein provided and subject to the terms and conditions herein set forth, Manager shall manage, operate and maintain the Property in an efficient and satisfactory manner. Manager shall act in a fiduciary capacity with respect to the matters subject to Manager’s control and management under this Agreement. In this capacity, Manager shall deal at arm’s length with all third parties.

3.2 Employees; Independent Contractor. Manager shall have in its employ at all times a sufficient number of capable employees, as employees of Manager and not of Owner, to enable it to properly and adequately manage, operate and maintain the Property or Manager shall engage such independent contractors as Manager deems necessary to supplement and complement Manager’s employees and properly and adequately manage, operate and maintain the Property. Manager shall be responsible to Owner for all such employees and/or independent contractors. All matters pertaining to the employment, supervision, compensation, promotion and discharge of Manager’s employees and others engaged by Manager for the operation and maintenance of the Property are the responsibility of Manager. Manager shall fully comply with all applicable laws and regulations having to do with workers’ compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related subjects in connection with the Property. Manager represents that it is and will continue to be an equal opportunity employer and will advertise (to the extent Manager elects to advertise) as such. This Agreement is not one of agency by Manager for Owner but one with Manager engaged with respect to the functions undertaken by or assigned to Manager under this Agreement independently in the business of managing properties on its own behalf, as an independent contractor.

1

3.3 Schedule of Employees. Manager shall provide a schedule of employees with respect to all employees to be employed “on-site” in the direct management of the Property. This schedule shall include the number of employees and their title and salary range and shall also indicate which employees, if any, are bonded or are covered under Manager’s comprehensive crime insurance policy. Manager shall identify in the same manner those additional employees whose salaries may from time to time be charged pro rata to the Property for direct services rendered to such Property. Employees whose salaries are eligible to be charged pro rata include, but are not limited to, engineers or others to be mutually agreed upon by Owner and Manager from time to time.

3.4 Compliance with Laws, Mortgages, etc. Manager shall be responsible for management, operation and maintenance of the Property in compliance with federal, state and municipal laws, ordinances, regulations and orders relative to the leasing, management, operation, repair and maintenance of the Property, and with the rules, regulations or orders of the local fire inspection department, the agency or board (state or local) of casualty insurance underwriters or other similar body. Manager shall promptly remedy any violation of any such law, ordinance, rule, regulation or order which comes to its attention to the extent such remedy is within the control of Manager; provided, however, that Manager’s responsibilities shall be limited to funds made available by Owner to cause such compliance. Manager shall not knowingly commit any act of default under the terms and conditions contained in any ground lease, space lease, mortgage, deed of trust or other security instruments affecting the Property, and shall promptly notify Owner of any such default which comes to the attention and knowledge of Manager, but Manager shall not be required to incur any liability on account thereof.

3.5 Approved Budgets. Manager shall prepare and submit to Owner a proposed operating budget and a proposed capital budget for the promotion, operation, repair and maintenance of the Property for the forthcoming calendar year. The proposed budgets shall be delivered to Owner no later than December l of the calendar year preceding the year involved. Owner will consider the proposed budgets and then will consult with Manager in the ensuing period prior to the commencement of the forthcoming calendar year in order to mutually agree on an operating budget (the “Approved Operating Budget”) and on a capital budget (the “Approved Capital Budget”). Manager agrees to use diligence and to employ all reasonable efforts to ensure that the actual costs of maintaining and operating the Property shall not exceed the Approved Budget (Operating or Capital, as the case may be) pertaining thereto either in total or in any one accounting category. All expenses shall be charged to the proper account as specified in the relevant Approved Budget and no expense may be classified or reclassified for the purpose of avoiding an excess in the annual budgeted amount of an accounting category. Manager shall secure Owner’s prior approval for any expenditure except for utilities charges that will result in an excess of 5% or more in any one accounting category of the Approved Operating Budget, however, if said expenditure is less than Five Thousand Dollars ($5,000) no approval is necessary. During each calendar year, Manager agrees to inform Owner of any major increases in costs and expenses that were not foreseen during the budget preparation period and thus were not reflected in either Approved Budget (Operating or Capital, as the case may be), and shall submit to Owner for approval a revised budget based upon said unforeseen costs and expenses.

2

3.6 Collection of Rents and Other Income. Manager will endeavor to collect all rents including escalation billings, as approved by Owner, for tenant participation in increases in operating and fixed expenses and other charges which may become due Owner at any time from any tenant, or from others, for services provided in connection with, or for the use of, the Property or any portion thereof. In addition, Manager will undertake to collect and identify any income due Owner from miscellaneous services provided to tenants or the public including, but not limited to, parking income, tenant storage, and coin operated machines of all types (e.g., vending machines and pay telephones). All monies so collected shall be deposited in the Operating Account and on or about the 6th day of each month the Manager shall remit to Owner’s designated account, all sums in the Operating Account in excess of those required to operate the Property for the balance of such month. A similar transfer of funds shall be made on or about the 20th of each month. Manager cannot and may not terminate any lease, lock out a tenant, institute suit for rent or for use and occupancy, or proceedings for recovery of possession, without the prior written approval of Owner. In connection with such suits or proceedings only legal counsel designated by Owner shall be retained, and all such suits or proceedings shall be brought in the name of Owner and shall be handled in such manner as Owner directs. All legal expenses incurred in bringing such suits or proceedings shall be operating expenses.

3.7 Repairs. Manager shall attend to the making and supervision of all ordinary and extraordinary repairs, decorations and alterations to the Property; however, no single expenditure which is not included in the Approved Operating Budget or the Approved Capital Budget made for such purposes shall exceed Five Thousand Dollars ($5,000) without prior approval of the Owner. Disbursements for actual and reasonable expenses for materials and labor for such purposes will be made from the Operating Account. Excluded from this provision are expenditures to refurbish, rehabilitate, remodel, or otherwise prepare areas covered by new leases; such expenditures are to be handled in accordance with Section 3.8. In case of emergency Manager may make expenditures for repairs which exceed the aforementioned amount without prior written approval if Manager deems such expenditure to be necessary to prevent damage or injury. Manager will inform Owner of any such emergency expenditures before the end of the next business day.

3.8 Capital Expenditures. The Approved Capital Budget shall, except as limited by this Section 3.8, constitute an authorization for Manager to expend funds in accordance with such budget only for amounts equal to, or less than, Five Thousand Dollars ($5,000). Any capital expenditure must be specifically authorized in writing by Owner if for: (i) items not included in the Approved Capital Budget, (ii) items limited by this Section 3.8, or (iii) for amounts of more than Five Thousand Dollars ($5,000). With respect to the purchase and installation of major items of new or replacement equipment (including, without limitation, elevators, heating or air-conditioning equipment, furniture and furnishings, carpets or other floor coverings), Manager shall recommend that Owner purchase these items when Manager believes such purchase to be necessary or desirable. Owner may arrange to purchase and install the same itself or may authorize Manager to do so subject to such supervision and specification requirements and conditions as Owner may prescribe in any such approval.

3

3.9 Service Contracts. Manager shall not enter into any contract for cleaning, maintaining, repairing or servicing the Property or any of the constituent parts of the Property without the prior consent of Owner unless provided for in the Operating Budget. As a condition to obtaining such consent, Manager shall supply Owner with a copy of the proposed contract and shall state to Owner the relationship, if any, between Manager (or the person or persons in control of Manager) and the party proposed to supply such goods or services, or both. Each such service contract shall: (a) be in the name of Manager, (b) identify the Property and be assignable, at Owner’s option to Owner or Owner’s nominee, (c) include a provision for cancellation thereof by Owner or Manager effective upon 30 days’ written notice and (d) shall require that all contractors provide evidence of sufficient insurance. If this Agreement is terminated pursuant to any provision of Article l4, Manager shall, at Owner’s option, assign to Owner or Owner’s nominee all service agreements pertaining to the Property and Owners or Owner’s nominee shall assume all Manager’s obligations thereunder.

3.10 Taxes, Mortgages. Manager shall, if such amounts are included in the Operating Budget, pay bills for real estate and personal property taxes, improvement assessments and other like charges which are or may become liens against the Property pay such items. Manager shall make payments on account of any ground lease, mortgage, deed of trust or other security instrument, if any, affecting the Property to the extent Owner directs that Manager make such payments (either in the Approved Budgets or otherwise).

3.11 Leasing. The Manager shall make every reasonable effort to obtain and keep desirable tenants for the Property; provided, however, that nothing contained herein shall restrict the right of Manager, its officers, directors and shareholders, to own, operate and/or manage other properties that compete with or might be competitive with the Property. Manager shall, so far as possible, procure references from prospective tenants, investigate such references, and use its best judgment in the selection of prospective tenants. As soon as possible following any vacancy, Manager will prepare adequate rental listings and promptly distribute them to one or more reputable and active real estate brokers. All terms and conditions of each listing agreement shall be subject to Owner’s review and written approval prior to such distribution. After a vacancy is so listed, Manager will cooperate with any of such brokers in any manner likely to aid in successfully filling the vacancy. The Manager agrees to perform whatever service may be required in connection with the negotiation of leases or renewals, extensions, modifications, or cancellations thereof. Leasing commissions will be paid from the Operating Account.

3.12 Execution of Leases. All leases are to be prepared by Manager in accordance with the leasing guidelines established by Owner with respect to the Property. Except as otherwise mutually agreed by Owner and Manager in a particular case, all leases shall be prepared by Manager and submitted to Owner for execution by Owner in Owner’s name.

3.13 Advertising. The Manager shall prepare advertising plans and promotional material to be used to further rentals. Such plans or material shall only be used if approved in advance by Owner, and in conformance with such approval. Manager shall not use Owner’s name in any advertising or promotional material without Owner’s expressed prior approval in each instance. Advertising and promotional materials shall be prepared in full compliance with federal, state and municipal laws, ordinances, regulations and orders.

4

ARTICLE 4.

INSURANCE

Owner, at its expense, will obtain and keep in force adequate insurance against physical damage (e.g. fire and extended coverage endorsement, boiler and machinery, etc.) and against liability for loss, damage or injury to property or persons which might arise out of the occupancy, management, operating or maintenance of the Property covered by this Agreement. Manager will be covered as an additional insured in all liability insurance maintained with respect to the Property. Owner shall save Manager harmless from any liability on account of loss, damage or injury actually insured against by Owner provided Manager:

(a) notifies Owner within five (5) business days after Manager receives notice of any such loss, damage or injury;

(b) takes no action (such as admission of liability) which bars Owner from obtaining any protection afforded by any policy Owner may hold; and

(c) agrees that Owner shall have the exclusive right, at its option, to conduct the defense to any claim, demand or suit within limits prescribed by the policy or policies of insurance.

Nothing herein shall be construed as indemnifying the Manager against any omission, deliberate wrongful act or misconduct of the Manager or its employees, contractors or agents or to indemnify the Manager against any act or omission for which insurance protection is not available; neither is the foregoing intended to affect the general requirement of this Agreement that the Property shall be managed, operated and maintained in a safe condition and in a proper and careful manners.

The Manager shall furnish whatever information is requested by Owner for the purpose of establishing the placement of insurance coverages and shall aid and cooperate in every reasonable way with respect to such insurance and any loss thereunder. Owner shall include in its hazard policy covering the Property, the personal property, fixtures and equipment located thereon (owned by either Manager or Owner), appropriate clauses pursuant to which the insurance carriers shall waive the rights of subrogation with respect to losses payable under such policies.

5

ARTICLE 5.

FINANCIAL REPORTING, RECORDKEEPING AND ACCOUNTING

All financial reporting, recordkeeping and accounting with respect to the Property and the ownership, leasing, management, operation, repair and maintenance thereof, as well as all collections and expenditures relating thereto shall be the responsibility of the Manager and shall be adequately maintained. Owner shall establish a Chart of Accounts (a system of classification of accounting entries) or provide a means of classification of accounting entries and Manager shall adhere to such Chart of Accounts or such classification in any relevant data furnished to Owner by Manager. The reports shall include a comparison of monthly and year-to-date actual income and expense with the Approved Operating Budget for the Property. As additional support to the monthly financial statements, Manager shall provide to Owner on request copies of the following:

(a) Bank statements, bank deposit slips and bank reconciliations,

(b) Detailed cash receipts and disbursement records,

(c) Detailed trial balance (if available),

(d) Paid invoices,

(e) Summaries of adjusting journal entries, and

(f) Supporting documentation for payroll, payroll taxes and employee benefits.

All monthly financial statements and reports required by Owner will be prepared on a modified cash basis consistently applied.

ARTICLE 6.

AUDITS

Owner may examine or cause to be examined books and records maintained by Manager with respect to any item for which Manager is reimbursed by Owner, and Owner also reserves the right to perform any and all additional audit tests relating to Manager’s activities, either at the Property, or at any office of the Manager; provided such audit tests are related to those activities performed by Manager for Owner.

6

ARTICLE 7.

BANK ACCOUNTS

7.1 Operating Account. The Manager shall deposit all rents and other funds collected from the operation of the Property, including any and all advance funds, in a bank approved by Owner in a special account or accounts (the “Operating Account(s)”) for the Property. The bank shall be informed in writing that the funds are held in trust for the Owner. Out of the Operating Account, Manager shall pay the operating expenses of the Property (including, without limitation, sums due the Manager to this Agreement) and any other payments relative to the Property as required by the terms of this Agreement. At any time that the Operating Account contains inadequate funds to meet current expenses and reasonable reserve, including all times prior to the commencement of rental income from the Property, Owner shall provide the needed funds for the Operating Account.

7.2 Security Deposits. Manager shall maintain detailed records of all security deposits and such records will be open for inspection by Owner. Manager shall obtain approval of Owner prior to the return of such deposits to any particular tenant when the amount of such return, in any single instance, exceeds One Thousand and No/100 Dollars ($1,000.00).

7.3 Change of Banks. Owner may direct the Manager to change a depository bank or the depository arrangements.

7.4 Access to Account. Through the use of signature cards, authorized representatives of the Owner shall be permitted access to any and all funds in the bank accounts described in Section 7.1. Manager’s authority to draw against such accounts may be terminated at any time by Owner upon five (5) days’ notice to Manager. In the event of such a termination, Owner will assume full liability for all existing financial obligations for the Property which were incurred prior to said termination by the Manager pursuant to, and in accordance with, the terms of this Agreement.

ARTICLE 8.

PAYMENTS OF EXPENSES

8.1 Manager’s Costs to be Reimbursed. All costs of the gross salary and wages (including bonuses) or pro rata share thereof, payroll taxes, insurance, worker’s compensation and other benefits of the Building Manager, the Assistant Building Manager and the Building Manager’s Secretary shall be deemed reimbursable costs to be charged initially to Manager in accordance with a written schedule setting out such salaries and wages and other benefits from Owner to Manager, but to be paid by Owner or for which Owner will reimburse Manager, if paid by Manager. Further, all costs of the gross salary and wages (including bonuses) or pro rata share thereof, payroll taxes, insurance, workers’ compensation and other benefits of Manager’s employees required to properly, adequately, safely and economically manage, operate and maintain the Property subject to this Agreement, provided that such employees and bonuses have been identified by position and enumerated on a schedule to be furnished Owner by Manager and approved by Owner. Owner shall bear and pay directly or through Manager, or to the extent Manager shall pay the same Manager shall be reimbursed for the following:

(a) Cost to correct any violation of federal, state and municipal laws, ordinances, regulations and orders relative to the leasing, use, repair and maintenance of such Properties, or relative to the rules, regulations or orders of the local fire inspection department, the agency or board (state or local) of casualty insurance underwriters or other similar body, provided, that such cost is not a result of Manager’s negligence.

7

(b) Actual and reasonable costs of making all repairs, decorations and alterations.

(c) Costs incurred by Manager in connection with any service agreement entered by Manager in accordance with authorization in this Agreement or approved of by Owner.

(d) Cost of collection of delinquent rentals collected through a collection agency which has been approved in advance by Owner.

(e) Rental charged to Manager for on-site office for Manager’s personnel.

(f) Costs of printed forms and supplies required for use at the Property.

(g) Costs of capital expenditures subject to the restrictions in Section 3.8.

(h) Cost of cash register, adding machines and other equipment of such type and use located at a Property and owned by the Owner.

(i) Leasing commissions payable to third parties.

(j) Cost of service contracts approved by Owner and cost of utilities.

(k) Cost of Owner approved advertising.

(l) Legal fees of attorneys provided such attorneys have been approved of (or designated pursuant to Section 3.6) by Owner in writing in advance of retention.

(m) Cost of outside audit as required by leases and other outside audits as may be requested by Owner in writing.

8

ARTICLE 9.

MANAGER’S COST NOT TO BE REIMBURSED

Except to the extent that such costs and expenses are approved for payment by Owner the following expenses or costs incurred by or on behalf of Manager in connection with the Property shall be at the sole cost and expense of Manager and shall not be reimbursed by Owner:

(a) Cost of forms, papers, ledgers, and other supplies and equipment used in the Manager’s office at any location off the Property.

(b) Cost attributable to losses arising from negligence or fraud on the part of Manager or Manager’s employees.

(c) Cost of all bonuses paid by Manager to Manager’s employees unless such bonuses have prior written approval of Owner.

ARTICLE 10.

CONSENTS AND APPROVALS

Owner’s consents or approvals may be given only by representatives of Owner who will be designated in writing by Owner by notice pursuant to Article 15. All such consents or approvals shall be in writing to the extent set forth herein as requiring written approval.

ARTICLE 11.

SALE OF PROPERTY

If Owner executes a listing agreement with a broker for sale of the Property, the Manager shall cooperate with such broker to the end that the respective activities of Manager and broker may be carried on without friction and without interference with tenants and occupants. The Manager will permit the broker to exhibit the Property during reasonable business hours provided the broker has secured the Manager’s permission in advance. Manager agrees that failure on its part to extend cooperation to a broker desiring to show the Property is a material default on its part under this Agreement and is a ground for termination of this Agreement upon thirty (30) days’ notice to Manager.

9

ARTICLE 12.

COOPERATION

Should any claims, demands, suits or other legal proceedings be made or instituted by any person against the Owner which arise out of any of the matters relating to this Agreement, the Manager shall give Owner all pertinent information and reasonable assistance in the defense or other disposition thereof. All costs and expenses incident to such proceedings shall be paid from the Operating Account.

ARTICLE 13.

COMPENSATION

Manager shall receive as consideration and remuneration for its services under this Management Agreement a fee equal to 10 percent (10%) of the gross revenues received by Owner on account of the Property on a monthly basis. In addition, the Manager shall receive a commission equal to 10 percent (10%) of the gross revenues payable under each new tenant lease obtained for the Property during the term of this Agreement and 10 percent (10%) of the gross revenues payable under each renewal of leases now or hereafter in effect for the Property during the term of this Agreement, with such commissions to be paid in cash upon the execution of each such lease. All sums due to Manager under this Agreement shall be paid out of the Operating Account prior to remitting sums in said account to the Owner.

ARTICLE 14.

TERMINATION

14.1 Termination for Cause. This Agreement will terminate immediately without further action from the Owner in the event Manager breaches any of its obligations to Owner under the terms of this Agreement (herein defined to be “Default”), and fails to cure such Default within thirty (30) days after receipt of written notice from Owner specifying the nature of such Default.

14.2 Authority to Execute Termination Notices. Notice of termination or default for the purposes of Section 14.1 must be signed by persons authorized to so act on behalf of Owner or Manager, as the case may be.

14.3 Termination Without Notice. Dissolution or termination of the corporate existence of the Manager by merger, consolidation or otherwise; or termination or suspension of Manager’s real estate brokerage license, if such license is required as a condition to Managing the Property; or cessation on the Manager’s part to continue to do business; or bankruptcy, insolvency, or assignment for the benefit of the creditors of the Manager shall effect an immediate termination of the Agreement without notice. Action having for its purpose a reorganization or reconstitution of the Manager shall likewise effect an immediate termination.

14.4 Termination Without Cause. Either party may terminate this Agreement, without cause, by giving the other party 90 days’ written notice of termination.

14.5 Final Accounting. Upon termination of this Agreement for any reason, Manager shall deliver to Owner all records, contracts, leases, receipts for deposits, unpaid bills and other papers or documents which are in Manager’s possession and which relate to the Property.

10

ARTICLE 15.

NOTICES

All notices, demands, consents and reports provided for in this Agreement which are required to be in writing shall be given to the parties at the addresses set forth below or at such other address as they individually may specify thereafter in writing:

FOR OWNER:

Sered North River, LLC

4819 Wood Pointe Way

Sarasota, Florida 34233

FOR MANAGER:

Diverse Development Group, Inc.

4819 Wood Pointe Way

Sarasota, Florida 34233

Such notice or other communication may be mailed by United States registered or certified mail, return receipt requested, postage prepaid and may be deposited in a United States Post Office or a depository for the receipt of mail regularly maintained by the post office. Such notices, demands, consents and reports may also be delivered by hand, or by any other method or means permitted by law.

ARTICLE 16.

MISCELLANEOUS

16.1 No Assignment. This Agreement and all rights hereunder shall not be assignable by either party hereto (except as may be required by a surety company in a matter of subrogation).

16.2 Pronouns. The pronouns used in this Agreement referred to the Manager shall be understood and construed to apply whether the Manager be an individual, co-partnership, corporation or an individual or individuals doing business under a firm or trade name.

16.3 Amendments. Except as otherwise herein provided, any and all amendments, additions or deletions to this Agreement shall be null and void unless approved by the parties in writing.

16.4 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

16.5 Representations. Manager represents and warrants that it is fully qualified and licensed, to the extent required by law, to manage real estate and perform all obligations assumed by Manager hereunder.

16.6 Manager’s Liability. Manager shall be liable to Owner for all losses, damages, fines, penalties, costs and expenses, including attorneys’ fees and court costs, sustained or incurred by Owner by reason of or arising out of Manager’s breach of the duties and obligations required by this Agreement.

16.7 Complete Agreement. This Agreement and Schedule A attached hereto and made a part hereof, supersedes and takes the place of any and all previous management agreements entered into between the parties hereto.

11

SIGNATURES

IN WITNESS WHEREOF the parties hereto have executed this Agreement the date and year first above written.

“OWNER”

SERED NORTH RIVER, LLC

/s/ Christopher Kiritsis

Christopher Kiritsis, Managing Member

“MANAGER”

DIVERSE DEVELOPMENT GROUP, INC.

/s/ Christopher Kiritsis

Christopher Kiritsis, President

12

SCHEDULE A

PROPERTY

The Property governed by this Agreement shall contain those certain parcels of real property located at the following:

1.	Approximately 1.80 acres of real property located at 0 North River Road in the City of Venice, Sarasota County, Florida.

13